Exhibit 3.1(b)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                  PIF/CORNERSTONE MINISTRIES INVESTMENTS, INC.

                                       I.

         The name of the Corporation is PIF/Cornerstone Ministries Investments, Inc.

                                      II.

         The Articles of Incorporation of the Corporation shall be amended by as follows: the name of the Corporation is hereby changed to "Cornerstone Ministries Investments, Inc." and all reference in the Articles of Incorporation to "PIF/Cornerstone Ministries Investments, Inc." shall be deleted and replaced with "Cornerstone Ministries Investments, Inc."

                                      III.

         The amendment set forth in Article II of these Articles of Amendment was adopted by the Board of Directors of the Corporation on January 12, 2003 without shareholder action. Shareholder approval is not required.

                                      IV.

         The request for publication of a notice of filing these Articles of Amendment and payment therefor will be made as required by Section 14-2-1006.1 of the Code.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer of the Corporation on February 26, 2003.


                               PIF/CORNERSTONE MINISTRIES INVESTMENTS, INC.


                               By: /s/ John T. Ottinger
                                   ------------------------------------------
                                   John T. Ottinger, Vice President